Exhibit 10.1
AGREEMENT AND PLAN OF EXCHANGE

AGREEMENT AND PLAN OF EXCHANGE dated as of August 4, 2009 (this “Agreement") by and among Crown Partners, Inc., Inc., (“CPI”), a Nevada corporation, having its principal place of business at 9663 St. Claude Avenue, Las Vegas, Nevada 89148, and TaxMasters, Inc. (“TaxMasters”), a Nevada corporation, having its principal place of business at 900 Town and Country Lane, Suite 400, Houston, Texas 77024  and the sole stockholder of TaxMasters listed on Schedule A hereto (the “TaxMasters Stockholder”) and as to Article IV of this Agreement only, Zaman Family Trust, an irrevocable trust created under the laws of Nevada (the “Zaman Trust”), Tisa Capital Corp., a Colorado corporation (“Tisa Capital”), and Phoenix Consulting Services Inc., a Colorado corporation (“Phoenix Consulting”).

RECITALS:

1. CPI currently has fifty-four million two hundred fifty seven thousand nine hundred eighty three (54,257,983) shares of its common stock, par value $.001 per share (“Common Stock”), issued and outstanding.  The issued and outstanding shares of CPI will, just prior to the closing of the exchange transaction, consist of approximately two million seven hundred twelve thousand eight hundred ninety nine (2,712,899) shares of CPI Common Stock (the "CPI Common Stock"), as a result of the one for twenty (1 for 20) reverse stock split (the “Reverse Stock Split”).

2.  TaxMasters currently has issued and outstanding 100,000 shares of its common stock (the “TaxMasters Shares”). All of the issued and outstanding TaxMasters Shares are owned beneficially and of record by the TaxMasters Stockholder.

3.  The Board of Directors of CPI and the majority shareholders of CPI have authorized the filing of, and CPI has filed with the Secretary of State of Nevada, the Amended and Restated CPI Articles of Incorporation, pursuant to which CPI’s name was changed from Crown Partners, Inc. to TaxMasters, Inc. (the “Name Change”) in anticipation of the closing of this Agreement.

4.  CPI desires to issue and deliver to the TaxMasters Stockholder:
(i) a total of three hundred one million (301,000,000) post Reverse Stock Split shares of its common stock (the “TaxMasters CPI Shares”),
(ii) one thousand shares of CPI preferred stock, par value $.001 per share, having certain voting rights described below (the “Control Series of Preferred Shares”), and
(iii) the right to receive, during the period ending June 30, 2014, additional shares of CPI Common Stock (the “Earnout Shares”) based on an earnout formula (the “Earnout”) described below, in exchange for all of the  TaxMasters Shares (the “Exchange Transaction”), such that at the conclusion of the Exchange Transaction, TaxMasters will be a wholly owned subsidiary of CPI.

5.  Simultaneously with the closing of the Exchange Transaction: (i) CPI will file withdrawal notices with the Securities and Exchange Commission for three registration statements on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on February 14, 1997 (SEC File No. 333-21789), March 10, 2004  (SEC File No. 333-113468) and August 17, 2005  (SEC File No. 333-127625) (the “S-8 Withdrawals”); (ii) CPI will terminate all outstanding option plans and all options issued thereunder; and (iii) CPI will eliminate, or take action acceptable to TaxMasters and the TaxMasters Stockholder to eliminate all outstanding obligations on its  June 30, 2009 unaudited interim balance sheet (the “June 30 Balance Sheet”).

6.  At the conclusion of the above referenced transactions (including, but not limited to, the Reverse Stock Split) and issuances, CPI shall have a total of approximately three hundred three million seven hundred twelve thousand eight hundred eighty nine (303,712,899) shares of Common Stock issued and outstanding, consisting of (i) 301,000,000 shares owned by the TaxMasters Stockholder, and (ii) approximately 2,712,899 shares owned by current shareholders of CPI.

7.  CPI, TaxMasters and the TaxMasters Stockholder shall cooperate with each other in making all filings and furnishing all information as may be required to conform to all applicable federal and state laws, rules and regulations including without limitation their respective securities laws.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE EXCHANGE TRANSACTION

Section 1.1 The Closing of the Exchange Transaction.  Subject to the provisions of this Agreement, the Exchange Transaction will occur within five (5) business days after the satisfaction or waiver of the last to be fulfilled of the conditions set forth in this Article I and in Article IV of this Agreement that by their terms are to occur prior to the closing of the Exchange Transaction, but in all events within thirty (30) days from the execution and delivery of this Agreement (the “Closing Date”), at the offices of TaxMasters, Inc., 900 Town and Country Lane – Suite 400 – Houston, Texas 77024, unless another time, date or place is agreed to in writing by CPI and TaxMasters (the “Closing”).  Any party to this Agreement, including such party’s representative, may participate in the Closing by telephone.

Section 1.2 The Events at the Closing.  At the Closing, all events shall be deemed to occur simultaneously and no event shall be deemed completed until all the events described below have been completed.  All parties to this Agreement acknowledge that certain numbers of shares and amounts may differ incrementally from the numbers and amounts described below.  Any numerical discrepancies will be adjusted by the parties between the execution date of this Agreement and the Closing; provided, however, that all parties agree that at the conclusion of the events described below at the Closing and subsequent to the Closing: (1) the TaxMasters Stockholder shall own (i) 301,000,000 shares of CPI Common Stock and (ii) 1,000 shares of Control Series of Preferred Stock, and (iii) have the right to receive the Earnout Shares (as defined in Section 5.1 of this Agreement); (2) the current stockholders of CPI shall own approximately 2,712,899 shares of CPI Common Stock; (3) there shall be no options, warrants or equity or other rights of any kind to purchase shares of CPI Common Stock other than the warrants held by Marshall Curtis & Co., LLC and Velvet International, Ltd.; and (4) CPI shall own 100% of all of the issued and outstanding shares of common stock of TaxMasters.

(a) Prior to the Closing:

Each of the designated parties shall have performed the actions described below prior to the Closing:

(i) CPI shall have furnished TaxMasters with a list of the names and addresses of all stockholders, the number of shares owned by each and whether said shares are restricted or free-trading, all certified by the CPI transfer agent, Olde Monmouth Stock Transfer Co., Inc.

(ii) CPI shall be in good standing in the State of Nevada.

(iii) CPI shall be current in its reporting obligations under the Securities Exchange Act of 1934 as amended (the “Exchange Act”) and the CPI Common Stock shall be eligible for quoting on the Over the Counter Bulletin Board (“OTCBB”).

(iv) CPI shall have satisfied the due diligence requests of TaxMasters, provided, however, that all costs and expenses of said due diligence (other than current financial statement information) shall be the responsibility of TaxMasters.

(v) The current directors of CPI and the holders of a majority of the issued and outstanding shares of common stock of CPI shall have approved the transactions described in this Agreement and contemplated by the Exchange Transaction, including the Name Change, the Reverse Stock Split, the increase in the number of authorized shares of common stock and preferred stock of CPI, the creation of the Control Series of Preferred Stock and the Earnout, in accordance with the requirements of the Nevada Private Corporations Law (“NPCL”).

(vi) CPI shall have effected the Name Change and the Reverse Stock Split, received a new CUSIP Number, received the approval of Financial Industry Regulatory Authority (“FINRA”) to the Name Change and the Reverse Stock Split, and, where required, other regulatory approvals, and delivered documentation reasonably acceptable to TaxMasters demonstrating that these events have occurred.

(vii)  CPI shall have filed the S-8 Withdrawals with the SEC and shall not have received any comment letter from the SEC with respect to such withdrawals, terminated all existing stock option plans or similar plans of any kind of CPI, and terminated all outstanding option agreements between CPI and any person without the issuance of any shares of CPI Common Stock.

 (viii)  CPI shall have filed the Certificate of Designation and the Amended and Restated Articles of Incorporation of CPI (in substantially the form annexed to CPI’s Information Statement on Schedule 14C filed with the SEC on June 16, 2009), with the Nevada Secretary of State and delivered a certified copy thereof to TaxMasters.

(ix)   CPI shall have eliminated, or made arrangements acceptable to TaxMasters and the TaxMasters Stockholder  to eliminate, all liabilities and obligations of any kind shown on the June 2009 Balance Sheet.

(x)  If the Closing is more than four (4) business days after the date of this Agreement, CPI shall have filed with the SEC a Form 8-K with respect to its execution and delivery of this Agreement.

(b) At the Closing:

All the conditions to Closing enumerated above shall have been satisfied or waived by the party or parties entitled to the benefit thereof.

CPI Common Stock shall be eligible for quoting on the OTCBB, shall not be the subject of, or threatened by, any regulatory or other disciplinary proceeding by FINRA, the SEC or any other regulatory body, and shall be current in its reporting obligations as a reporting company under the Exchange Act.

(1)  TaxMasters and the TaxMasters Stockholder shall deliver to CPI or its representatives:

(i) The TaxMasters Stockholder shall deliver stock certificates for 100,000 shares of TaxMasters Common Stock, representing all of the TaxMasters Shares, duly endorsed for transfer, to CPI.  At the time of assignment, the TaxMasters Stockholder shall own his TaxMasters Shares of record and beneficially, free and clear of all claims, liens, litigations, encumbrances, taxes, pledges, judgments or other clouds on title of any kind (together “Claims”).  The TaxMasters Stockholder shall deliver a certificate to that effect.

(ii)  Certified copies of resolutions of TaxMasters’s Board of Directors and of the TaxMasters Stockholder authorizing and approving the transactions described in this Agreement.

(iii)  Certificate of good standing for TaxMasters from the States of Nevada and Texas.

(iv)  Audited financial statements of TaxMasters for the years ended December 31, 2008 and December 31, 2007 together with a pro forma for the six months ended June 30, 2009 giving effect to the results of this Agreement.

(v)  TaxMasters officer’s certificate attesting to the truth and accuracy of the representations and warranties of TaxMasters and the TaxMasters Stockholder in this Agreement.

(2) CPI shall deliver to TaxMasters and/or the TaxMasters Stockholder:

(i) Certificate for 301,000,000 shares of CPI Common Stock representing the shares to be issued to the TaxMasters Stockholder.  All of the CPI TaxMasters Shares shall be restricted and bear a legend restricting transfer except in conformity with the United States and state securities laws.

(ii)  Certificate for 1,000 shares of Control Series of Preferred Shares having the characteristics described in section 3.2 of this Agreement. All of the CPI Control of Preferred  Shares shall be restricted and bear a legend restricting transfer except in conformity with the United States and state securities laws.

(iii)  Certified copies of resolutions of CPI’s Board of Directors and the consent of the holders of a majority of the issued and outstanding shares of CPI Common Stock authorizing and approving the transactions described in this Agreement.

(iv)  Certificate of good standing for CPI from the State of Nevada.

(v)  The letters of resignation of the current directors of CPI to be effective after they appoint Patrick R. Cox as a director of CPI.

(vi) The letters of resignation of the current officers of CPI.

(vii)  CPI officer’s certificate attesting to the truth and accuracy of the representations and warranties of CPI in this Agreement.

(viii)  The corporate minute books and records of CPI and its predecessors which shall have been delivered to the Texas headquarters of TaxMasters.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF CPI AND ITS CHIEF EXECUTIVE OFFICER  AND ITS CHIEF FINANCIAL OFFICER

CPI, and its Chief Executive Officer and its Chief Financial Officer, jointly and severally, represent and warrant to TaxMasters and the TaxMasters Stockholder that, except as set forth in the disclosure schedule delivered by CPI to TaxMasters on the date hereof and initialed by the Parties (the "Disclosure Schedule"), the statements contained in this Article II are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article II). The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered sections contained in this Article II. The representations and warranties in the Disclosure Schedule are also modified by the incorporation or exclusion of the “Knowledge” of CPI, the CEO and the CFO where so indicated.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of the individual’s employee or professional responsibility. Any person that is an entity shall have Knowledge if any officer or director of such person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

Section 2.1.  Organization, Standing and Power. CPI is a corporation duly organized and validly existing and in good standing under the laws of the State of Nevada, has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the business of CPI. CPI has delivered or made available to TaxMasters complete and correct copies of its articles of incorporation together with all amendments thereto, bylaws, and/or other primary charter and organizational documents ("Charter Documents") of CPI, in each case, as amended to the date hereof. The minute books and stock records of CPI will have been provided, or copies made available to, TaxMasters (at TaxMasters’s cost and expense) in their entirety and contain correct and complete records of all material proceedings and actions taken at all meetings of, or effected by written consent of, the stockholders of CPI and its Board of Directors, and all original issuances, subsequent transfers, repurchases, and cancellations of CPI Common Stock and all other forms of CPI equity or debt securities.

Section 2.1A  Subsidiaries; Investments. CPI does not currently own capital stock or any other form of equity in any corporation or other entity regardless of its form except for its ownership of a majority interest in Crown Equity Holdings, Inc. (“Crown Equity” or the “CPI Subsidiary”). Crown Equity is a corporation duly organized and validly existing and in good standing under the laws of the State of Nevada, has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the business of Crown Equity. All of the issued and outstanding Crown Equity held by CPI are validly issued, fully paid and non-assessable and such shares have been sold to CPI in full compliance with all applicable federal and state securities laws.

Section 2.2   Capital Structure of CPI; CPI Shares to be Issued at Closing.

(a) The authorized capital stock of CPI currently consists of (i) 1,000,000,000 shares of CPI Common Stock, $.001 par value per share, of which 54,257,983 shares of CPI Common Stock are issued and outstanding, and after the Reverse Stock Split there will be 2,712,899 shares of CPI Common Stock issued and outstanding before any of the issuances contemplated in this Agreement; (ii) 500,000,000 shares of preferred stock, $.001 par value per share, of which 1,000 shares  have been designated “Control Series” Preferred Stock and of which no shares of preferred stock (including the “Control Series” Preferred Stock) are issued and outstanding, and (iii) 9,000,000 options to purchase shares of CPI common stock, all of which will be cancelled prior to or at the Closing under this Agreement.

(b) All outstanding CPI Shares are validly issued, fully paid, nonassessable and not subject to any preemptive rights, or to any agreement to which CPI is a party or by which CPI may be bound.  There are no options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character to which CPI is a party or by which CPI may be bound (i) obligating CPI to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of CPI except for 9,000,000 options shares of CPI’s common stock issued to certain directors, key employees and/or consultants of CPI, all of which will be cancelled prior to or at the Closing, or (ii) obligating CPI to grant, extend or enter into any such option, warrant, call, conversion right, conversion payment, commitment, agreement, contract, understanding, restriction, arrangement or right, or (iii) obligating CPI to issue any other form of debt or equity security.  CPI does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which (i) have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of CPI Shares on any matter ("CPI Voting Debt") or (ii) are or will become entitled to receive any payment as a result of the execution of this Agreement or the completion of the transactions contemplated hereby.

(c) (1) The TaxMasters CPI Shares and the Control Series of Preferred Shares, when issued and paid for as provided in this Agreement, shall be duly authorized and validly issued, fully paid and nonassessable, and shall be free of any liens, encumbrances, or restrictions on transfer (other than those created by this Agreement and applicable federal and state securities laws). The maximum number of Earnout Shares of common stock issuable upon the Earnout have been duly and validly reserved for issuance and upon issuance in accordance with the terms of the Earnout shall be duly authorized and validly issued, fully paid, and nonassessable, and shall be free of any liens, encumbrances, or restrictions on transfer (other than those created by this Agreement and applicable federal and state securities laws).

(c) (2)   The Control Series of Preferred Shares shall have the following characteristics when the Certificate of Designation is filed in the State of Nevada and when issued to the TaxMaster Stockholder:  Until December 31, 2014, the holders of the Control Series of Preferred Shares (i) voting as a separate class from the CPI Common Stock and all other series of preferred stock, shall have the right to elect a majority of the Board of Directors, and (ii) voting on all other matters to come before the stockholders with the holders of the common stock as a single class, each share shall have one hundred (100) votes per share, and (iii) shall not have preemptive rights. The Control Series of Preferred Stock shall lose all voting rights on December 31, 2014. The Control Series of Preferred Stock shall not have any conversion rights and shall not be entitled to receive any dividends.  In the event of a liquidation, dissolution, or winding up of the corporation, whether voluntary or involuntary, the holders of the shares of the Control Series shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus in nature, the sum of one tenth of one cent per share, after payment to the holders of any senior Series.

(d) (1) All of the issued and outstanding CPI shares of common stock have been sold or granted in full compliance with all applicable federal and state securities laws, and CPI has made all applicable federal and state securities laws filings required in connection with all such sales in a timely and complete manner.

(d) (2) All of the TaxMasters CPI Shares, the Control Series of Preferred Stock and the Earnout Shares to be issued under this Agreement  will be issued and sold or granted in full compliance with all applicable federal and state securities laws, and CPI will have made all applicable federal and state securities laws filings required in connection with all such sales and issuances in a timely and complete manner.

Section 2.3  Authority. The execution, delivery, and performance of this Agreement by CPI and the transactions contemplated hereby have been duly authorized by all necessary action of the Board of Directors and of the holders of a majority of the issued and outstanding shares of common stock of CPI. This Agreement is, and the other documents and instruments required hereby shall be, when executed and delivered by CPI, the valid and binding obligations of CPI, enforceable against CPI in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability or rights of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

Section 2.4  Compliance with Laws and Other Instruments. CPI holds, and at all times has held, all licenses, permits, and authorizations from all Governmental Bodies, (as defined below) necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all such authorities having jurisdiction over it or any part of its operations. There are no violations or claimed violations known by CPI of any such license, permit, or authorization or any such statute, law, ordinance, rule or regulation. Neither the execution and delivery of this Agreement by CPI nor the performance by CPI of its obligations under this Agreement will, in any material respect, violate any provision of laws or will conflict with, result in the material breach of any of the terms or conditions of, constitute a material default under, permit any party to accelerate any right under, renegotiate, or terminate, require consent, approval, or waiver by any party under, or result in the creation of any lien, charge, encumbrance, or restriction upon any of the properties or assets of CPI pursuant to, any of the Charter Documents or any agreement (including, without limitation, government contracts), promissory notes, indenture, mortgage, franchise, license, permit, lease or other instrument of any kind to which CPI is a party or by which CPI or any of its assets is bound or affected. No consent, approval, order or authorization of or registration, declaration or filing with or exemption by or notice to (collectively "Consents"), any court, administrative agency, commission or other governmental authority or instrumentality, whether domestic or foreign (each a "Governmental Body") or other third-party is required by or with respect to CPI in connection with the execution and delivery of this Agreement by CPI or the consummation by CPI of the transactions contemplated hereby, except for (i) the approval of the Board of Directors and the consent of a majority of the holders of common stock of CPI which has already been obtained, (ii) the filing of the appropriate documents with the Secretary of State of the State of Nevada, FINRA, and other regulatory authorities which has already occurred, and  (ii)  except for such other Consents, which if not obtained or made would not affect CPI’s  ability to close the Exchange Transaction.

Section 2.5  Financial Statements; Controls and Procedures; SEC Filings; No Undisclosed Liabilities. (a)   Part 2.5(a) of the Disclosure Schedule includes true and complete copies of CPI’s' audited consolidated balance sheet at December 31, 2008 and December 31, 2007, and CPI’s audited statements of income, cash flow and shareholders' equity for the years ended December 31, 2008 and December 31, 2007, and the unaudited financial statements filed as part of CPI’s 10-Q for the period ended March 31, 2009 consisting of a consolidated balance sheet as of March 31, 2009 and December 31 2008, the consolidated statements of operations for the three months ended March 31, 2009 and 2008, and the consolidated statements of cash flows for the three months ended March 31, 2009 and 2008  (collectively, the "CPI Financial Statements”). The CPI Financial Statements  (i) were prepared in accordance with United States general accepted accounting principles ("GAAP") (except as may be indicated in the footnotes to such CPI Financial Statements and that unaudited financial statements may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (ii) fairly present the financial condition and operating results of CPI as of the dates and for the periods indicated therein.

(b)   Each of CPI and the CPI Subsidiary maintains, within the meaning of Rule 13a-15 (e) of the Securities and Exchange Act of 1934, as amended (the “1934 Act”), a system of disclosure controls and procedures designed to insure that information required to be disclosed by CPI is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms of reporting.  Each of CPI and the CPI Subsidiary maintains, within the meaning of Rule 13a-15(f) of the 1934 Act,  internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes principles and policies that:  (1) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of assets of CPI; (2)  provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GGAP, and that receipts and expenditures of CPI are being made only in accordance with authorization of management and the directors of CPI;  and (3)  provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of CPI’s assets; provided, however, that CPI’s internal control over financial reporting is subject to the weakness identified in its Annual Report on Form 10-K for the year ended December 31, 2008.

(c)   Part 2.4(c) of the Disclosure Schedule lists, and CPI has delivered to TaxMasters,  accurate and complete copies of the documentation creating or governing, all securitization transactions and "off-balance sheet arrangements" (as defined in Item 303(c) of Regulation S-K under the 1934 Act) effected by CPI since January 1, 2006.

(d)   Since January 1, 2002, there have been no formal or informal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the board of directors or any committee thereof, the chief executive officer, the chief financial officer or general counsel of CPI, or by the staff of the SEC or any other Governmental Body.

(e)   As of the date of this Agreement, neither CPI nor the CPI Subsidiary has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the CPI Financial Statements in accordance with GAAP) (each a "Liability"), individually or in the aggregate, except for: (a) liabilities identified as such in the "liabilities" column of the CPI June 2009 Balance Sheet; (b) normal and recurring current liabilities that have been incurred by CPI or its Subsidiary since the date of the CPI June 2009 Balance Sheet, in the ordinary course of business and which are not in excess of Five Thousand Dollars ($5,000) in the aggregate; (c) liabilities for performance of obligations of CPI or the CPI Subsidiary under CPI contracts, all of which will be assigned by CPI at the Closing or terminated by CPI without any liability for the termination.

Section 2.6 Taxes.  (a)   CPI and the CPI Subsidiary have timely filed all Tax Returns that they were required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. Neither CPI nor the CPI Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where CPI or the CPI Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b)   All Taxes due and owing by CPI or the CPI Subsidiary on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of CPI and the CPI Subsidiary (A) did not, as of the date of the CPI June 2009 Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the CPI June 2009 Balance Sheet (rather than any notes thereto), and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of CPI in filing its Tax Returns. Since the date of the CPI June 2009 Balance Sheet, neither CPI nor the CPI Subsidiary has incurred any Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c)   CPI and the CPI Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)   There are no encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of CPI or the CPI Subsidiary.

(e)   Neither CPI nor the CPI Subsidiary has received from any Governmental Body any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Body against CPI or the CPI Subsidiary. No proceedings are pending or being conducted with respect to any Tax matter and no power of attorney (other than powers of attorney authorizing employees of CPI to act on behalf of CPI) with respect to any Taxes of CPI or the CPI Subsidiary has been filed or executed with any Governmental Body. There are no matters under discussion with any Governmental Body, or known to CPI or the CPI Subsidiary with respect to Taxes that are likely to result in an additional liability for Taxes with respect to CPI or the CPI Subsidiary. Neither CPI nor the CPI Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency nor has any request been made in writing for any such extension or waiver.

(f)    All material elections with respect to Taxes affecting CPI or the CPI Subsidiary as of the date hereof, are set forth on section 2.6 (f) of the Disclosure Schedule.

(g)   Neither CPI nor the CPI Subsidiary is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity agreements other than employee tax equalization agreements).

(h)    Neither CPI nor the CPI Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is CPI) for federal, state, local or foreign Tax purposes. Neither CPI nor the CPI Subsidiary have any liability for the Taxes of any Person (other than CPI and any CPI Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(i)  Neither CPI nor the CPI Subsidiary (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) owns a single member limited liability company which is treated as a disregarded entity, (iii) is a shareholder of a "controlled foreign corporation" as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), (iv) is a "personal holding company" as defined in Section 542 of the Code (or any similar provision of state, local or foreign law), or (v) is a "passive foreign investment company" within the meaning of Section 1297 of the Code.

(j)  Neither CPI nor the CPI Subsidiary has entered into any transaction identified as a "listed transaction" for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2). Neither CPI nor the CPI Subsidiary has entered into any transaction (i) that would result in a substantial understatement of federal income tax within the meaning of Section 6662 of the Code if the treatment claimed by CPI were disallowed and (ii) for which there is no substantial authority for CPI' tax treatment of such transaction or for which CPI has not disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

(k)  Neither CPI nor the CPI Subsidiary has taken any action, or has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the transactions contemplated hereby, including the Exchange Transaction, from qualifying as a tax-free reorganization within the meaning of Section 368(b) of the Code.

(l) For the purposes of this Agreement, the following terms shall have the meanings set forth below:

"Code" shall mean the Internal Revenue Code of 1986, as amended.

“Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Tax” shall mean any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest, whether disputed or not.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Section 2.7  Leases in Effect; Real Property. CPI does not own any real property and is not a party to any commercial or other form of space lease.

Section 2.8 Personal Property. CPI owns its personal property free and clear of all liens, taxes, charges, encumbrances and claims of any kind.

Section 2.9   Litigation and Other Proceedings.  (a)  There is no pending Legal Proceeding (as defined below in Section 2.9(c)), and (to the Knowledge of CPI) no Person has threatened to commence any Legal Proceeding: (i) that involves CPI or the CPI Subsidiary, any CPI director or officer (in his or her capacity as such) or any of the material assets owned or used by CPI or the CPI Subsidiary; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, this Agreement and the Exchange Transaction. To the Knowledge of CPI, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)  There is no order, writ, injunction, judgment or decree to which CPI or the CPI Subsidiary, or any of the assets owned or used by CPI or the CPI Subsidiary, is subject. To the Knowledge of CPI, no officer or director of CPI or the CPI Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer or director from engaging in or continuing any conduct, activity or practice relating to the business of CPI or any CPI Subsidiary or to any material assets owned or used by CPI or the CPI Subsidiary.

(c)  For purposes of this Agreement, “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Section 2.10 No Defaults. Each of CPI and Crown Equity is not, nor has CPI or Crown Equity (i) received notice that it would be with the passage of time or (ii) has any knowledge of any event that with the passage of time and/or written notice thereof would cause CPI or Crown Equity to be, in default or violation of any term, condition or provision of (i) the Charter Documents of CPI or Crown Equity (as the case may be); (ii) any judgment, decree or order applicable to CPI or Crown Equity (as the case may be); or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument to which CPI or Crown Equity (as the case may be) is now a party or by which either of them or any of their respective properties or assets may be bound.

Section 2.11   Major Contracts. Except as set forth on section 2.11 of the Disclosure Schedule, CPI is not a party to or subject to any contract or arrangement that will not be satisfied in its entirety or terminated prior to or at the Closing of the Exchange Transaction without any remaining liability by CPI to any other party.

Section 2.12  Insurance.  CPI has such insurance coverage as it deems reasonably necessary in connection with the business it currently operates.

Section 2.13  Employees/ Consultants. CPI does not have any written or oral contract of employment or consulting with anyone. CPI does not have any employees, and has not had any employees for the period beginning January 1, 1999 to the date of this Agreement. Except as set forth on section 2.13 of the Disclosure Schedule, there are no claims pending, or threatened to be brought, in any court or administrative agency by any former CPI employee or consultant. Except as set forth on section 2.13 of the Disclosure Schedule, CPI has paid in full all salaries, benefits, bonuses, commissions or other forms of compensation for all employees, consultants or agents of CPI.

Section 2.14  Employee Benefit Plans. CPI has not sponsored, maintained or supported, or otherwise been a party to, any employee benefit plans, including, without limitation, any "employee pension benefit plan" or "employee welfare benefit plan", as such terms are defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended.

Section  2.15  Environmental Matters.  CPI and the CPI Subsidiary are in compliance in all material respects with all applicable environmental laws, which compliance includes the possession by CPI of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. Neither CPI nor the CPI Subsidiary has received since January 1, 2006 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that CPI or the CPI Subsidiary is not in compliance with any environmental law, and, to the Knowledge of CPI, there are no circumstances that may prevent or interfere with CPI's compliance with any environmental law in the future.

Section 2.16  Intellectual Property.  (a) CPI does not own any “Intellectual Property” which for purposes of this section 2.16 is defined as (a) United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, and (d) software, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not.

(b)  CPI and its directors, officers and employees are not bound by any contract to indemnify, defend, hold harmless, or reimburse any other person with respect to any Intellectual Property infringement, misappropriation, or similar claim. CPI has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another person for infringement, misappropriation, or violation of any Intellectual Property right. To the Knowledge of CPI, CPI has never infringed on the Intellectual Property rights of any other Person, and has never receive notice of any such Claim.

Section 2.17 Brokers and Finders.  CPI has not retained any broker, finder, or investment banker in connection with this Agreement or any of the transactions contemplated by this Agreement, nor (ii) does or will CPI owe any fee or other amount to any broker, finder, or investment banker in connection with this Agreement or the transactions contemplated by this Agreement.

Section 2.18   Disclosure. Neither the representations or warranties made by CPI, or any other certificate executed and delivered by CPI pursuant to this Agreement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

Section 2.19 OTCBB/Exchange Act Reporting; Compliance.  (a)  CPI Common Stock is currently eligible for quotation on the OTCBB and has not received notice of any kind, written or oral, that its ability to remain on the OTCBB is the subject of any regulatory or other proceeding or investigation of any kind by anyone including without limitation, the SEC and FINRA.  CPI is a “reporting company” within the meaning of the Rules and Regulations of the Exchange Act, and, except as set forth on the Disclosure Schedule, is current in all its reporting obligations under the Exchange Act.

(b)  CPI has delivered to TaxMasters accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by CPI with the SEC since January 1, 2003 (the "CPI SEC Documents"), other than such documents that can be obtained on the SEC's website at www.sec.gov. Except as set forth on section 2.19 of the Disclosure Schedule, all statements, reports, schedules, forms and other documents required to have been filed by CPI or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of the Exchnage Agreement, then on the date of such filing), each of the CPI SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933 , as amended (the “1933 Act”) or the 1934 Act (as the case may be) and, as of the time they were filed, none of the CPI SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (A) Rule 13a-14 under the 1934 Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the CPI SEC Documents (collectively, the "Certifications") are accurate and complete and comply as to form and content with all applicable Legal Requirements. As used in this Section 3, the term "file" and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

ARTICLE III

Representations and Warranties of TaxMasters.

TaxMasters represents and warrants to CPI that, except as set forth in the disclosure schedule delivered by TaxMasters to CPI to on the date hereof and initialed by the Parties (the "Disclosure Schedule"), the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of the Exchange  Agreement throughout this Article III).   The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered sections contained in this Article III. The representations and warranties in the Disclosure Schedule are also modified by the incorporation or exclusion of the “Knowledge” of TaxMasters where so indicated.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of the individual’s employee or professional responsibility. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

TaxMasters represents and warrants to CPI as follows; provided, however, that the TaxMasters Stockholder makes the representations and warranties set forth only in sections 3.2 and 3.2A:

Section 3.1 Organization, Standing and Power. TaxMasters is a corporation duly organized and validly existing under the laws of the State of Nevada, and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the business of TaxMasters.  TaxMasters has delivered or made available to CPI complete and correct copies of the certificate of incorporation, bylaws, and/or other primary charter and organizational documents ("Charter Documents") of TaxMasters, in each case, as amended to the date hereof.

Section 3.1A Subsidiaries; Investments. TaxMasters has not made any investments in and does not own any capital stock or any other form of equity in any corporation or other entity regardless of its organizational form, except as shown on the financial statements of TaxMasters.

Section 3.2   Authority.  Each of TaxMasters and the TaxMasters Stockholder has duly and validly executed and delivered this Agreement, and this Agreement constitutes the valid, binding, and enforceable obligation of each of TaxMasters and the TaxMasters Stockholder in accordance with its terms.  The TaxMasters Stockholder has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder.  TaxMasters and the TaxMasters Stockholder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The TaxMasters Stockholder holds of record and owns beneficially all of the TaxMasters Shares shown opposite his name on Schedule A hereto, free and clear of any restrictions on transfer under the laws of the United States or any other jurisdiction in which said Stockholder is domiciled, including any taxes, security interests, pledges, encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands of any kind (together “Claims”).  The TaxMasters Stockholder is not a party to any option, warrant, and purchase right, or other contract or commitment that could require the TaxMasters Stockholder to sell, transfer, or otherwise dispose of any of the TaxMasters Shares.

Section 3.2A Investment; Restrictions on Transfer; Legends.  (a) The TaxMasters Stockholder: (i) understands that none of the TaxMasters CPI Shares, the Control Series of Preferred Shares and the Earnout Shares have been, and none of them will be, registered under the 1933 Act, or under any United States state securities laws, and are being offered and sold in reliance upon United States federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the TaxMasters CPI Shares,  the Control Series of Preferred Shares and the Earnout Shares solely for his own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning CPI and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the TaxMasters CPI  Shares, the Control Series of Preferred Shares and the Earnout Shares, and (v) is able to bear the economic risk and lack of liquidity inherent in holding the TaxMasters CPI Shares, the Control Series of Preferred Shares and the Earnout Shares.

(b) Without in any way limiting the representations set forth above, the TaxMasters Stockholder further agrees not to make any disposition of all or any portion of the TaxMasters CPI Shares, the Control Series of Preferred Shares and the Earnout Shares unless and until:

(i) there is then in effect a registration statement under the 1933 Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) the TaxMasters Stockholder shall have notified CPI of the proposed disposition and shall have furnished CPI with a statement of the circumstances surrounding the proposed disposition, and, if reasonably requested by CPI, the TaxMasters Stockholder shall, at his expense, furnish CPI with an opinion of counsel, reasonably satisfactory to CPI, that such disposition shall not require registration of such securities under the Securities Act.

(c) It is understood that the certificates evidencing the TaxMasters CPI Shares, the Control Series of Preferred Shares and the Earnout Shares, shall bear legends substantially similar to the legends set forth below (in addition to any legend required under applicable state securities laws):

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER UNITED STATES FEDERAL OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED OR ASSIGNED FOR VALUE, DIRECTLY OR INDIRECTLY, NOR MAY THIS SECURITY BE TRANSFERRED ON THE BOOKS OF THE COMPANY, WITHOUT REGISTRATION OF SUCH SECURITY UNDER ALL APPLICABLE UNITED STATES FEDERAL OR STATE SECURITIES LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM, SUCH COMPLIANCE, AT THE OPTION OF THE COMPANY, TO BE EVIDENCED BY AN OPINION OF THE SECURITY HOLDER’S COUNSEL, IN A FORM ACCEPTABLE TO THE COMPANY, THAT NO VIOLATION OF SUCH REGISTRATION PROVISIONS WOULD RESULT FROM ANY PROPOSED TRANSFER OR ASSIGNMENT.”

Any other legends required by state securities laws applicable to any individual Investor.

The legend set forth above shall be removed by CPI upon delivery to CPI of an opinion by counsel, reasonably satisfactory to CPI, that a registration statement under the 1933 Act is at that time in effect with respect to the legended security or that such security can be freely transferred in a public sale without such a registration statement being in effect and that such transfer shall not jeopardize the exemption or exemptions from registration pursuant to which CPI issued the TaxMasters CPI Shares, the Control Series of Preferred Shares and the Earnout Shares.

Section 3.3 Compliance with Laws and Other Instruments. The execution and delivery of this Agreement by TaxMasters and the TaxMasters Stockholder and the performance by TaxMasters and the TaxMasters Stockholder of their obligations under this Agreement will not violate any provision of law or conflict with, result in the breach of any of the terms and conditions of, constitute a default under, permit any party to accelerate any right under, renegotiate or terminate, require consent, approval, or waiver by any party under, or result in the creation of any lien, charge, or encumbrance upon, any of the properties, assets, or shares of capital stock of TaxMasters or the TaxMasters  Stockholder pursuant to any charter document of TaxMasters or any agreement, indenture, mortgage, franchise, license, permit, lease, or other instrument of any kind to which TaxMasters or the TaxMasters Stockholder  is a party or by which TaxMasters, the TaxMasters Shares or any of its assets are  bound or affected. No Consent is required from or with respect to TaxMasters or the TaxMasters Stockholder in connection with the execution and delivery of this Agreement by TaxMasters and the TaxMasters Stockholder or the consummation by TaxMasters and the TaxMasters Stockholder of the transactions contemplated hereby, except for authorization of the Board of Directors of TaxMasters and the consent of the TaxMaster Stockholder, both of which have already been obtained.

Section 3.4 Financial Statements. TaxMasters has delivered to CPI its audited financial statements for the fiscal years ended December 31, 2008 and December 31, 2007 (the “TaxMasters Financial Statements”).  TaxMasters represents and warrants that the TaxMasters Financial Statements are true, complete and correct and accurately reflect the financial condition of TaxMasters for the periods indicated.  TaxMasters represents and warrants that, except as set forth on the TaxMasters Financial Statements, there are no off-balance sheet liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated, or otherwise, whether due or to become due, of TaxMasters.

Section 3.5  Capital Structure. The authorized capital stock of TaxMasters consists of one hundred ten thousand (110,000)  shares of TaxMasters Common Stock, par value $.001 per share ("TaxMasters Common Shares"), of which 100,000 Common Shares are issued and outstanding. At the date of Closing of the  Exchange Agreement, all TaxMasters Common Shares issued and outstanding, are owned of record and beneficially by the TaxMasters Stockholder. The TaxMasters Common Shares that are owned by the TaxMasters Stockholder have been duly and validly issued, are fully paid, nonassessable and are not subject to any preemptive rights. There are no options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character to which TaxMasters is a party or by which TaxMasters may be bound obligating TaxMasters to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of TaxMasters, or obligating TaxMasters to grant, extend or enter into any such option, warrant, call, conversion right, conversion payment, commitment, agreement, contract, understanding, restriction, arrangement or right. TaxMasters does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which (i) have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of TaxMasters Common Shares on any matter.

Section 3.6 Intellectual Property Rights. TaxMasters owns or possesses adequate rights to use all Intellectual Property which are necessary to conduct its business as currently conducted, (b) TaxMasters does not expect the expiration of any Intellectual Property would result in a material adverse effect on TaxMasters, (c) TaxMasters has not received any notice of, and has no knowledge of, any infringement of or conflict with asserted rights of TaxMasters by others with respect to any Intellectual Property which would result in a material adverse effect on TaxMasters, and (d) TaxMasters  has not received any notice of, and has no knowledge of, any infringement of or conflict with asserted rights of others with respect to any Intellectual Property which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a material adverse effect on TaxMasters. Except as otherwise disclosed in TaxMasters's Disclosure Schedule, to the knowledge of TaxMasters there is no claim being made against TaxMasters regarding the Intellectual Property of any other person. As used in this Section only, references to the "knowledge" of TaxMasters shall mean only the actual knowledge of the officers of TaxMasters.

Section 3.7 Litigation and Other Proceedings.   (a)   Except as set forth on section 3.7 of the Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of TaxMasters) no Person has threatened to commence any Legal Proceeding: (i) that involves TaxMasters, any TaxMasters director or officer (in his or her capacity as such) or any of the material assets owned or used by TaxMasters; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, this Agreement and the Exchange Transaction. To the Knowledge of TaxMasters, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)  There is no order, writ, injunction, judgment or decree to which TaxMasters, or any of the assets owned or used by TaxMasters, is subject. To the Knowledge of TaxMasters, no officer or director of TaxMasters is subject to any order, writ, injunction, judgment or decree that prohibits such officer or director from engaging in or continuing any conduct, activity or practice relating to the business of TaxMasters or to any material assets owned or used by TaxMasters.

Section 3.8  No Defaults. TaxMasters is not, and has not received notice that it would be with the passage of time, in default or violation of any term, condition or provision of (i) the Charter Documents of TaxMasters; (ii) any judgment, decree or order applicable to TaxMasters; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument to which TaxMasters is now a party or by which it or any of its properties or assets may be bound, except for defaults and violations which, individually or in the aggregate, would not have a material adverse effect on the business of TaxMasters.

Section  3.9  Title to Properties: Leasehold Interests. Except as set forth on section 3.9 of the Disclosure Schedule, TaxMasters has good and valid title to all properties and assets, real and personal, as may be required to operate its business.

Section 3.10  Condition of Tangible Assets. All material items of TaxMasters’s tangible personal property are in good condition and repair, subject to normal wear and tear, and are usable in the regular and ordinary course of business of TaxMasters.

Section 3.11  Contracts and Commitments.  Except as set forth on section 3.11 of the Disclosure Schedule, TaxMasters is not in material default in the performance, observance or fulfillment of any obligations, covenants or conditions of any agreement, contract or other commitment to which it is a party, either singly or in the aggregate.

Section 3.12  No Broker or Finder.  TaxMasters has not dealt with or retained any finder or broker whose fees or expenses have been paid by TaxMasters or for whose fees or expenses they would be responsible in connection with this Agreement or the Exchange Transactions.

Section 3.13  Employee Benefit Plans and Arrangements. TaxMasters is not in material violation of any employee benefit plan it sponsors or supervises.

Section 3.14  Tax Matters.TaxMasters has filed or will file on a timely basis (including all extensions) all Tax Returns which were required to have been filed prior to the Closing Date and such returns are complete and accurate in all respects.  TaxMasters has paid or provided for all Taxes which have been incurred or are due and payable pursuant to such Tax Returns or pursuant to any assessments received in connection with such Returns. No taxing authority has provided TaxMasters with any notice of any questions relating to or claims asserted for Taxes against TaxMasters for which it may be liable. All Taxes which TaxMasters is required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid over to the proper governmental authorities.

Section 3.15  Disclosure.  The representations or warranties made by TaxMasters in this Agreement, and in the Disclosure Schedule or any other certificate executed and delivered by TaxMasters pursuant to this Agreement, do not contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1 Conditions to Each Party's Obligation to Effect the Exchange Transaction. The respective obligation of each party to close the Exchange Transaction shall be subject to the satisfaction prior to the Closing Date of the following conditions:

Section 4.1.1 Governmental Filings and Approvals. All Consents legally required for the consummation of the Exchange Transaction and the transactions contemplated by this Agreement, including the filing of the Name Change with FINRA, the receipt of a new trading symbol from FINRA, the receipt of a new CUSIP Number from the CUSIP Bureau, and including all filings, consents and approvals under the Exchange Act, if any, shall have been filed, occurred, or been obtained, other than such Consents, for which the failure to obtain would have no material adverse effect on the consummation of the Exchange Transaction or the other transactions contemplated hereby or on the business of CPI or TaxMasters.

Section 4.1.2 No Restraints. No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any United States, court or other Governmental Body of competent jurisdiction which enjoins or prohibits the consummation of the Exchange Transaction.

Section 4.1.3  No Legal Action. There shall not be overtly threatened or pending any action, proceeding or other application before any court or Governmental Body brought by any person or Governmental Body: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any damages caused by such transactions which if successful would have a material adverse effect on the viability of such transactions; or (ii) seeking to prohibit or impose any limitations on the ownership of the TaxMasters CPI Shares, the Control Series of Preferred Shares or the Earnout Shares by the TaxMasters Stockholder, or the operation and control of CPI, or to compel TaxMasters to dispose of or hold separate all or any portion of its business or assets as a result of the transactions contemplated by this Agreement which if successful would have a material adverse effect on the viability of such transactions.

Section 4.2 Conditions to Obligations of TaxMasters and the TaxMasters Stockholder. The obligations of TaxMasters and the TaxMasters Stockholder to close the Transaction are subject to the satisfaction of the following conditions unless waived by TaxMasters:

Section 4.2.1  Representations and Warranties of CPI. The representations and warranties of CPI set forth in or required by this Agreement and the CPI Disclosure Schedule shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement. TaxMasters shall have received a certificate signed by an officer of CPI, to such effect on the Closing Date.

Section 4.2.2  CPI Agreements. TaxMasters and the TaxMasters Stockholder  shall have received documentary evidence satisfactory to both of them and their counsel that CPI has complied with all of the conditions listed in section 1.2(a) and (b)(2) of this Agreement.

Section 4.2.3  Resignation of CPI Directors and Officers.  As of the Closing, all of the CPI directors, officers, and employees (if any) shall have been terminated or resigned.

Section 4.2.4  Consents. TaxMasters and the TaxMasters Stockholder shall have received duly executed copies of all third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated by this Agreement or the Disclosure Schedule or reasonably deemed necessary by TaxMasters's and the TaxMasters Stockholder’s legal counsel to consummate the transactions contemplated hereby in form and substance satisfactory to TaxMasters and said counsel.

Section 4.2.5   OTCBB and Exchange Act. CPI shall continue to be eligible for quotation on the OTCBB, and shall be current in all its reporting obligations under the Exchange Act except for the post-Closing filings required under this Agreement.

Section 4.3  Conditions of Obligation of CPI. The obligation of CPI to effect the Exchange Transaction is subject to the satisfaction of the following conditions unless waived by CPI:

Section 4.3.1 Representations and Warranties of TaxMasters and the TaxMasters Stockholder.  The representations and warranties of TaxMasters and the TaxMasters Stockholder set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and CPI shall have received a certificate signed on behalf of TaxMasters by an officer of TaxMasters, and a certificate signed by the TaxMasters Stockholder to such effect.

Section 4.3.2 Performance of Obligations of TaxMasters and the TaxMasters Stockholder. TaxMasters and the TaxMasters Stockholder shall have performed in all material respects all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date, and CPI shall have received a certificate signed on behalf of TaxMasters by an officer of TaxMasters to such effect.

Section 4.3.3 Agreements of TaxMasters and TaxMasters Stockholders.   CPI shall have received documentary evidence satisfactory to CPI and its counsel that TaxMasters and the TaxMasters Stockholder have complied with all of the conditions listed in section 1.2(a) and (b)(1) of this Agreement.

ARTICLE V

POST-CLOSING COVENANTS

Section 5.1   The  Earnout Shares.  (a)  As part of the Exchange Transaction CPI covenants and agrees to issue additional shares of its common stock to the TaxMasters Stockholder in accordance with the following conditions:

(i)  The maximum number of such additional shares of CPI Common Stock that CPI shall be required to issue shall not exceed two hundred ninety nine million (299,000,000) shares of common stock (the “Earnout Shares”).
(ii)  The Earnout Shares shall be issued pursuant to the following calculation:
(1)  CPI shall calculate its “Net Income” in the manner provided by GAAP, which for the purposes of the Earnout Shares shall be the “net income” as reported by CPI in its periodic report covering the applicable Earn Out Period (as defined below) as re-calculated by CPI by excluding (A) any employee compensation expense required to be recognized by CPI for such Earn Out Period pursuant to SFAS 123(R) (Share-Based Payment) and (B) any expense, loss or charge recognized by CPI from any discontinued operations (including, but not limited to, any such expense, loss or charge from the sale of Crown Equity pursuant to Section 5.2 hereof);

(2)  The Net Income amount shall be multiplied by twenty (20);
(3)  The total figure in (2) represents the number of Earnout Shares to be issued for the period covered by the calculation;
(4)  The combined total of the number of Earnout Shares and the TaxMasters CPI Shares shall be subtracted from six hundred million (600,000,000)(the “Ceiling”), and the Earnout Shares shall be issued to the TaxMasters Stockholder.
(5)  The  steps in (1) – (3) shall be repeated for each period of the calculation; however, the number to be subtracted from the Ceiling as provided in step (4) shall be the TaxMasters CPI Shares and the cumulative total of the Earnout Shares previously issued and to be issued to the date of the calculation.
(6)  If for any period of calculation the total of (i) the TaxMasters CPI Shares,
(ii)  the Earnout Shares issued to date and (iii)  the proposed Earnout Shares to be issued will exceed the Ceiling,  then CPI will issue only such number of additional Earnout Shares as will equal the Ceiling.
(7)  When the Ceiling has been reached the TaxMaster Stockholder’s right to receive Earnout Shares will terminate.
(iii)   The periods of calculation for the Earnout Shares shall be the following:
Fiscal years ending ed December 31, 2009, December 31, 2010, December 31, 2011, December 31, 2012, December 31, 2013, December 31, 2014 and the fiscal quarters ending March 31, 2014 and June 30, 2014 (each an “Earn Out Period”).
(iv)  The calculation shall be made within ninety (90) days after end of each period of calculation for a fiscal year and forty five (45) days after the end of each period of calculation for a fiscal quarter.
(v)   CPI shall issue the Earnout Shares  within  ten (10) days after receipt of the calculation.
(vi)  All of the Earnout Shares shall be restricted shares of CPI and shall bear a legend comparable to the legend described in section 3.2A of the Exchange Agreement.
(vii)  None of the Earn Out Shares shall have registration rights.

(b) CPI represents and warrants to the TaxMasters Stockholder that (i) all of the Earnout Shares which may be issued will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and free from all taxes, liens and charges with respect to the issuance thereof.   CPI covenants to the TaxMasters Stockholder that it will (i) not amend or modify any provision of its Articles of Incorporation or by-laws in any manner that would adversely affect in any way the Earnout Shares.  CPI further covenants and agrees that it will take all such action as may be required to assure that CPI shall at all times have authorized and reserved, free from preemptive rights, a sufficient number of shares of its Common Stock to provide for the issuance of the Earnout Shares  in full.

Section 5.2   Sale of Crown Equity.  Each of CPI and TaxMasters hereby covenants that within thirty (30) days after the Closing Date but effective as of the Closing, CPI shall sell all of the issued and outstanding shares of Crown Equity Holdings, Inc. (“Crown Equity”) CPI owns to Crown Marketing Corp., a Nevada corporation, upon the terms and conditions to which CPI and Crown Management have previously agreed.  Prior to the completion of the sale, both CPI and TaxMasters agree that neither CPI nor TaxMasters shall issue, authorize the issuance of, or cause the issuance of any shares of Crown Equity to anyone.  Additionally, both CPI and TaxMasters agree that Crown Equity's present management shall continue operating Crown Equity as it is presently being operated until said sale is completed.  Neither CPI nor TaxMasters shall assert or attempt to assert any dominion or control over Crown Equity after the execution of this Agreement.

Section 5.3   Further Assurances.  Each party hereby covenants to and with all other parties  that, from time to time after the Closing of the Exchange Transaction, at any party’s reasonable request, any other party will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered such further acts, conveyances, transfers, assignments, powers of attorney and assurances as the requesting party may require to effectuate the intentions of the parties under this Agreement and the Exchange Transaction.

ARTICLE VI

INDEMNIFICATION

(a)  Survival of Representations and Warranties; Survival of Covenants.  All of the representations and warranties of CPI, TaxMasters and the TaxMasters Stockholder contained in this Agreement, the Schedules and the Exhibits shall survive and not merge at the Closing hereunder and continue in full force and effect for a period of ninety (90) days after the Closing Date. The respective covenants and agreements of the parties contained in this Agreement shall survive the execution and delivery of this Agreement until fully performed.

(b)  Scope of Indemnification by the CPI Indemnitors.  Beginning on and after the Closing Date and for a period of ninety (90) days thereafter (the “Indemnification Period”), and subject to the other provisions of this Section 6, each of Zaman Trust, Tisa Capital and Phoenix Consulting (collectively the “CPI Indemnitors” and individually a “CPI Indemnitor”)   shall, severally and not jointly, indemnify, defend and hold harmless TaxMasters, the TaxMasters Stockholder and their respective officers, directors, agents,  employees, successors and assigns (collectively the “TaxMaster Indemnitees” and individually a “TaxMasters Indemnitee”) from and against any and all losses, damages, penalties, costs, charges, fees, judgments, expenses, Taxes, Liabilities, obligations and Actions of any kind (including reasonable fees and disbursements of counsel) damage, loss, expense, cost or other deficiency sustained by any TaxMasters Indemnitee as a result of any (i) assessment of Taxes, (ii) entry of judgments or (iii) the assertion  of any other liabilities of, or claims, actions, suits, demands, assessments or Proceedings ((i), (ii) and (iii) are referred to hereinafter together as a “Claim”) made against a TaxMasters Indemnitee of any nature with respect to CPI, this Agreement or the Exchange Transaction, whether accrued, absolute, contingent or otherwise, known or unknown, which (i) existed at, or arises out of transactions entered into or events occurring prior to, the Closing Date, to the extent that such  Claim is attributable, in whole or in part, to the period prior to the Closing Date (but only in respect of such portion of the claim as is attributable to the pre-Closing Date period), (ii) arises out of or the existence of which is a breach of any representation or warranty or the non-fulfillment or breach of any covenant or undertaking of CPI and the CPI Indemnitees contained in this Agreement; provided, however, there is specifically excluded from the covenants CPI’s obligation to issue the Earnout Shares except insofar as such Claim is asserted against CPI and not any of the remaining CPI Indemnitors,  or (iii) relate to any CPI liability and obligation or agreement retained by CPI and not assumed by TaxMasters hereunder.

(c)  Scope of Indemnification of TaxMasters.  During the Indemnification Period and subject to the other provisions of this Section 6,, TaxMasters shall indemnify, defend and hold harmless CPI, its officers, directors, agents and employees, and their respective successors and assigns (collectively the “CPI Indemnitees” and individually a “CPI Indemnitee”) against and from any damage, loss, cost,  expense or other deficiency sustained by any CPI Indemnitee as a result of any Claim made against any CPI Indemnitee of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, which (i) arise out of or the existence of which is a breach of any representation or warranty or the non-fulfillment or breach of any covenant or undertaking of Taxasters contained in this Agreement; or (ii) arise or result from a transaction entered into, events occurring or liabilities incurred after, or attributable, in whole or in part,  to the period following the Closing Date (but only in respect of such portion of the claim as is attributable to the post-Closing Date period).

(d)  Making of Claims.  A claim for indemnity pursuant to this Article VI may only be made by an indemnified party by written notice to the indemnifying party which notice shall be given within sixty (60) days after the indemnified party becomes aware of the Claim or matter giving rise to an indemnification right.  Such written notice shall set forth in reasonable detail the basis upon which such Claim for indemnity or right to indemnification is made. Notwithstanding the indemnification in Subsections (b) and (c) of this Section 6.1, no party shall assert any claim for indemnification against any other party under this Agreement unless the amount of the claim is at least $5,000 provided, however, there is specifically excluded from the operation of this requirement the following obligations of the parties none of which shall be subject to any minimum threshold: (1) the respective obligations of the parties to pay their own Exchange Transaction taxes, costs and expenses including legal and accounting fees; (2) CPI’s obligation to eliminate all liabilities and obligations of CPI at or prior to the Closing; and (3) the respective obligations of the parties to deliver to each other the TaxMasters CPI Shares, the Control Series of Preferred Shares, the Earnout Shares, and the TaxMasters Shares.

(e)  Claims and Litigation.  If any person or entity not a party to this Agreement shall make any demand or claim or pursue or file or threaten to file any lawsuit or other proceeding, which demand, claim, lawsuit or proceeding may result in any liability, damage, deficiency or loss to an indemnified party, then the indemnified party shall give notice of such demand, claim, lawsuit or other proceeding to an indemnifying party, and the indemnifying party shall have the option, at the cost and expense of the indemnifying party, to retain counsel to defend any such demand, claim, lawsuit or other proceeding.  Thereafter, the indemnified party shall be permitted to participate in such defense at its or their own expense.  If the indemnifying party shall fail to respond within thirty (30) days after receipt of such notice of any such demand, claim, lawsuit or proceeding, or shall notify the indemnified party that it does not intend to defend such demand, claim, lawsuit or proceeding, the indemnified party shall conduct the defense of such demand, claim, lawsuit or proceeding as it or they may in their discretion deem proper, at the cost and expense of the indemnifying party.  If the indemnifying party elects to assume the defense of a third party claim, the indemnified party will cooperate in all reasonable respects with the indemnifying party in connection with such defense including retaining and delivering to the indemnifying party records and information which are reasonably relevant to such third party claim.  Whether or not the indemnifying party shall have assumed the defense of a third party claim, no party shall admit any liability with respect to, or settle, compromise or discharge, such third party claim without prior written consent of the other parties, which consent shall not be withheld if the proposed settlement is in fact reasonable under the prevailing facts and circumstances.  Nothing in this Subsection (e) shall prevent an indemnified party from taking such action as may be necessary prior to the end of the thirty (30) day period provided for above to prevent a default judgment from being entered.

(f)  Attorneys' Fees and Expenses.  The rights of an indemnified party shall extend, to recovery of all interest, penalties, costs and expenses, including, without limitation, reasonable attorneys' fees, expert witness fees and accountants incident to any of the matters covered by this Article VI.

(g)  Cap on Indemnification.   The maximum liability for indemnification under this Article VI by any CPI Indemnitor or TaxMasters shall be $150,000.

ARTICLE VII

MISCELLANEOUS

Section 7.1  Expenses.  Each party shall pay its own expenses incidental to the preparation of this Agreement and the consummation of the Exchange Transaction and other transactions contemplated by this Agreement.

Section 7.2  Contents of Agreement; Amendment; Parties in Interest; etc. This Agreement, the attached exhibits, including the Disclosure Schedules of the respective parties hereto, attached hereto or subsequently delivered to the other parties sets forth the entire understanding of the parties with respect to the transactions contemplated by this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are terminated, null and void, and are superseded by this Agreement. This Agreement shall not be amended or modified except by written instrument duly executed by CPI, TaxMasters and the TaxMasters Stockholder.

Section 7.3  Assignments and Binding Effect. This Agreement may not be assigned prior to the Closing by any party without the prior written consent of all of the other parties hereto. Any such assignment or purported assignment shall be null and void and shall result in the termination of this Agreement.

Section 7.4  Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

Section 7.5  Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by overnight courier, delivery charges prepaid, or by registered or certified mail, postage prepaid, or by facsimile transmission, confirmation received, as follows:

If to TaxMasters or the TaxMasters Stockholder: c/o Mr. Patrick R. Cox, President and CEO, TaxMasters, Inc., 900 Town and Country Lane, Suite 400, Houston, Texas 77024, e-mail patrick.cox@txmstr.com, Facsimile: (713) 463-2936, with a copy by facsimile to Michael L. Wallace, Esq., General Counsel and Secretary, TaxMasters, Inc., 900 Town and Country Lane, Suite 400, Houston, Texas 77024, e-mail michael.wallace@txmstr.com, Facsimile: (713) 463-2936 and to  Richard C. Fox, Esq, 131 Court Street – Unit 11, Exeter, New Hampshire 03833, Facsimile: (603) 778-9911, e-mail rickfoxesq@gmail.com.

If to CPI c/o Kenneth Bosket, CEO and President, 9663 St. Claude Avenue, Las Vegas, Nevada 89148with a copy to Claudia McDowell, Esq., 27430 Riverside Lane, Valencia, California 91354,, e-mail Claudia@mcdowell-law.net, Facsimile:  (818) 475-1819.

If to Zaman Family Trust, Tisa Capital or Phoenix Consulting, to the address set forth under such party’s name on Schedule B to this Agreement.

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communications will be deemed to have been given as of the date personally delivered or sent by facsimile, the next business day if sent by overnight courier, and the third business day if mailed, excluding the day of mailing.

Section 7.6  Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.  (a) Governing Law.  This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Nevada without giving effect to any applicable principles of conflicts of law.

(b) Jurisdiction and Venue. Each party to the Agreement irrevocably agrees that any legal action or proceeding with respect to the Agreement may be brought by any other party hereto or its successors in the courts of the State of Nevada, and each party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the non-exclusive jurisdiction of the aforesaid courts.  Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to the Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 7.6, and (ii) to the fullest extent permitted by applicable law, that (1) the suit, action or proceeding in any such court is brought in an inconvenient forum, (2) the venue of such suit, action or proceeding is improper and (3) the Agreement, may not be enforced in or by such courts.

(c) Waiver of Jury Trial.  Each party waives any right to a trial by jury in any action to enforce or defend any right, obligation or claim under this Agreement and agrees that any action shall be tried before a court and not before a jury, whether such right, obligation or claim arises by way of claim, counterclaim, third party claim or in any other form of pleading or procedure.

Section 7.7  No Third Party Beneficiary Rights. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto, and all parties expressly disclaim any and all third party benefits or the intention to create any third party benefits under this Agreement.

Section 7.8  Section Headings. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.9  Schedules and Exhibits. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement and are incorporated herein by reference.

Section 7.10  Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions.

Section 7.11  Multiple Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by all of the parties hereto. This Agreement may be signed in any number of counterparts or by facsimile signature, each of which shall be an original, with the same effect as if all signatures were on the same instrument and were original signatures.

Section 7.12  Construction; Interpretation.

(a)   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)   The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)   As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

(d)   Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

(e)   The bold-faced headings contained in the Exchnage Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement to be effective as of the date first above written.

CROWN PARTNERS, INC. a Nevada corporation

By:	/s/ Kenneth Bosket
Mr. Kenneth Bosket, President and CEO

TAXMASTERS, INC., a Nevada corporation

By:	/s/ Patrick R. Cox
Mr. Patrick R. Cox, President and CEO

THE TAXMASTERS STOCKHOLDER:

/s/ Patrick R. Cox
Patrick R. Cox

AS TO ARTICLE VI ONLY:

ZAMAN FAMILY TRUST

By:	/s/ Montse Zaman
          Montse Zaman, Trustee

TISA CAPITAL CORP.		PHOENIX CONSULTING SERVICES INC.
a Colorado corporation		a Colorado, corporation

By:	/s/ Montse Zaman	/s/ Montse Zaman
	Name: Montse Zaman	Name: Montse Zaman
	Title: President	Title: President

SIGNATURE PAGE FOR AGREEMENT AND PLAN OF EXCHANGE AMONG CROWN PARTNERS, INC., TAXMASTERS, INC., THE TAXMASTERS STOCKHOLDER LISTED ON SCHEDULE A HERETO, AND AS TO ARTICLE VI ONLY ZAMAN FAMILY TRUST, TISA CAPITAL CORP. AND PHOENIX CONSULTING SERVICES INC.